Exhibit 99.1

News Release
Bentley Park 2 Holland Way Exeter, NH 03833-2937 Tel: 603.658.6100 Fax: 603.658.6101 invrel@bentleypharm.com www.bentleypharm.com

FOR IMMEDIATE RELEASE	Company Contact: Bentley Pharmaceuticals, Inc. Michael D. Price Vice President, Chief Financial Officer 603.658.6100 www.bentleypharm.com

Investor Relations Contact: Financial Dynamics Jonathan Birt / Sean Leous / Lanie Marcus 212.850.5600

BENTLEY PHARMACEUTICALS REPORTS RECORD THIRD QUARTER
REVENUES OF $18.1 MILLION AND $0.06 DILUTED EARNINGS PER SHARE

- Conference call and webcast to be held today at 10:00 A.M. (EST) -

Exeter, NH, November 3, 2004 -- Bentley Pharmaceuticals, Inc. (NYSE: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced financial results for the third quarter and nine months ended September 30, 2004.

Total revenues for the 2004 third quarter increased 21.7% (12.4% at constant exchange rates) to $18.1 million from $14.9 million in the prior-year’s third quarter.  Net product sales grew 19.1% (9.6% at constant exchange rates) to $17.3 million from $14.5 million in last year’s third quarter. Licensing and collaboration revenues more than doubled to $791,000 from $335,000 in the comparable quarter of the prior year.

In addition to the favorable impact of exchange rates, third quarter revenues reflected:

•                  continued volume growth in Spain, partially offsetting price reductions announced last year;

•                  continued growth in pharmaceutical product sales outside of Spain;

•                  strong growth in contract manufacturing sales; and

•                  increased royalties from sales of Testim®, the first marketed product to incorporate Bentley’s CPE-215 drug delivery technology.

Sales outside of Spain continued to grow, rising to $2.1 million from $1.9 million in last year’s third quarter. The Company expects sales outside of Spain to be a major contributor to its growth in 2005 and beyond, driven by its license and supply agreements. The Company has 57 signed license agreements to sell its products outside of Spain currently awaiting regulatory approvals.

Third quarter operating income totaled $2.5 million compared to $2.8 million a year earlier, reflecting the impact of the price reductions in Spain announced last year and higher operating expenses that are necessary to develop the infrastructure to support the Company’s future growth.  Net income for the 2004 third quarter improved to $1.4 million, or $0.06 per diluted share, compared to $1.3 million, or $0.06 per diluted share, in the year-ago period.  Diluted shares outstanding increased 2.3% to 22.7 million.

James R. Murphy, President and CEO, stated, “Our revenues for the third quarter were primarily driven by the growth of our contract manufacturing sales and an increase in royalties from sales of Auxilium’s Testim. Our European pharmaceutical sales reflect continued market share gains both in Spain and throughout Europe. Year-over-year sales from our Spanish operations reflect strong volume growth, albeit at lower prices that went into effect late last year. Additionally, we were pleased to see that product returns in Spain have returned to levels consistent with our historical experience.”

Revenues for the nine months ended September 30, 2004 grew 15.6% (5.0% at constant exchange rates) to $53.9 million from $46.6 million in the same period of the prior year.  Operating income totaled $6.8 million compared to $8.8 million in the nine months ended September 30, 2003, reflecting the previously disclosed product price reductions, product returns from the 2004 first and second quarters and higher operating expenses in 2004.  Net income for the 2004 nine month period totaled $3.7 million, or $0.16 per diluted share, compared to $4.4 million or $0.21 per diluted share in the comparable period of the prior year.  Diluted shares outstanding increased 6.8% from the 2003 nine-month period to 22.8 million.

Mr. Murphy continued, “Our results demonstrate the strength and resilience of our business model.  We are encouraged by the growth prospects of our pipeline and the continued growth in our sales outside of Spain, which we expect to become an increasingly significant driver of our pharmaceutical product sales, reflected by the number of products awaiting approval. Our success in expanding our pharmaceutical sales outside of Spain is further evidenced by our recent product approvals in the United Kingdom.  We are also making good progress with the productivity enhancement initiatives implemented during the year and expect these enhancements to drive operational improvements in upcoming quarters. We will continue to focus on acquiring, developing and launching new products that will further enhance our product mix,” Mr. Murphy added.

Michael D. Price, Vice President and Chief Financial Officer, commented, “We expect gross margins to continue to improve as we realize the benefits of our operating improvements, introduce new pharmaceutical products and benefit from economies of scale.

“We continue to have a strong balance sheet, with over $34 million in cash and short-term investments, and a healthy current ratio of approximately 2.7 to 1. Our total assets exceed $111 million, and with essentially no long-term debt, we are in an excellent position to invest in our growth as quality opportunities arise.  We have invested almost $10 million in factory improvements and additions in the current year, increasing capacity to support our growth in 2005 and 2006. This investment will also provide us with a vertically-integrated active pharmaceutical ingredients (API) manufacturing facility that will result in improved gross margins in the future.  We believe that our impressive and expanding product portfolio and our superior operating processes will drive continued sales growth both in and outside of Spain and will continue to enhance our productivity to enable us to garner added operating leverage,” added Mr. Price.

Mr. Murphy concluded, “Our financial performance and attractive growth prospects position us well for the remainder of 2004 and beyond.  As such, we reaffirm our full year 2004 expectations for revenues in the range of $70 million to $80 million.”

Significant components of Bentley’s revenues for the three months ended September, 2004 and 2003 are as follows:

For the Three Months Ended September 30, 2004:

	Sales Within Spain
Product Line	Branded Products	Generic Products	Contract Manufacturing	Other Revenues	Total	% of Total Revenues

Omeprazole	$742	$3,296	$—	$—	$4,038	22%
Simvastatin	374	929	—	—	1,303	7%
Enalapril	725	348	—	—	1,073	6%
Paroxetine	225	698	—	—	923	5%
Pentoxifylline	—	668	—	—	668	4%
All other products	2,216	1,144	—	809	4,169	23%
Contract manufacturing	—	—	3,077	—	3,077	17%
Sales outside of Spain	—	—	—	2,061	2,061	12%
Licensing and collaborations	—	—	—	791	791	4%
Total Revenues	$4,282	$7,083	$3,077	$3,661	$18,103	100%

% of Total Revenues	24%	39%	17%	20%	100%

For the Three Months Ended September 30, 2003:

	Sales Within Spain
Product Line	Branded Products	Generic Products	Contract Manufacturing	Other Revenues	Total	% of Total Revenues

Omeprazole	$1,515	$3,238	$—	$—	$4,753	32%
Simvastatin	618	1,109	—	—	1,727	12%
Enalapril	646	379	—	—	1,025	7%
Paroxetine	—	135	—	—	135	1%
Pentoxifylline	—	489	—	—	489	3%
All other products	1,672	941	—	—	2,613	18%
Contract manufacturing	—	—	1,856	—	1,856	12%
Sales outside of Spain	—	—	—	1,942	1,942	13%
Licensing and collaborations	—	—	—	335	335	2%
Total Revenues	$4,451	$6,291	$1,856	$2,277	$14,875	100%

% of Total Revenues	30%	42%	13%	15%	100%

NOTICE OF CONFERENCE CALL

The Company will host a conference call to discuss these results, provide a business update and review the outlook for the remainder of 2004 today at 10:00 A.M. EST.  To participate in the call, please dial (888) 459-8438 approximately 10 minutes prior to the scheduled start time and give the password “BENTLEY”.  International participants may dial (210) 839-8505; the password is the same.  The conference will also be broadcast live on the Internet and may be accessed via the Company’s web site, www.bentleypharm.com.

A replay of the conference call will be available through December 3, 2004. Listeners may access the replay via the Company’s website, www.bentleypharm.com, or by dialing (866) 358-4515 from within the U.S. and Canada.  A replay of the conference call from international locations may be accessed by dialing (203) 369-0131.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements, including without limitation, statements regarding our anticipated 2004 revenues, our 2004 operating performance including gross margin and profit expectations, anticipated sources of future revenue, the prospects for growth of our business outside of Spain, expectations from factory improvements and expectations for launching  new products.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to risks associated with the timing and results of clinical trials, efficacy and safety of our products, the timing and nature of regulatory approvals, expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of our products, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, our relationships with our strategic partners, the unpredictability of patent protection, technological changes, the effects of economic conditions, risks associated with international operations, and other uncertainties detailed in Bentley's most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission.  Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

- TABLES TO FOLLOW -

BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2004	2003	2004	2003
Revenues:
Net product sales	$17,312	$14,540	$51,325	$45,371
Licensing and collaboration revenues	791	335	2,550	1,246
Total revenues	18,103	14,875	53,875	46,617
Cost of net product sales	8,568	5,744	25,161	18,684
Gross profit	9,535	9,131	28,714	27,933
Operating expenses:
Selling and marketing	3,199	3,224	10,919	10,203
General and administrative	2,140	1,744	6,590	5,089
Research and development	1,230	966	3,171	2,863
Depreciation and amortization	447	356	1,260	967
Total operating expenses	7,016	6,290	21,940	19,122
Income from operations	2,519	2,841	6,774	8,811
Other income (expenses):
Interest income	157	71	399	236
Interest expense	(49)	(60)	(160)	(174)
Other, net	130	9	1,405	5
Income before income taxes	2,757	2,861	8,418	8,878
Provision for income taxes	1,344	1,513	4,706	4,469
Net income	$1,413	$1,348	$3,712	$4,409
Net income per common share:
Basic	$0.07	$0.08	$0.18	$0.25
Diluted	$0.06	$0.06	$0.16	$0.21
Weighted average common shares outstanding:
Basic	21,049	17,911	20,764	17,635
Diluted	22,746	22,228	22,772	21,321

BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except per share data)	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$33,763	$39,393
Marketable securities	476	1,252
Receivables, net	25,863	18,036
Inventories, net	9,013	7,106
Deferred taxes	210	213
Prepaid expenses and other	1,492	899
Total current assets	70,817	66,899
Non-current assets:
Fixed assets, net	25,053	18,566
Drug licenses and related costs, net	14,109	13,818
Restricted cash	1,000	1,000
Other	166	180
Total non-current assets	40,328	33,564
	$111,145	$100,463
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,303	$10,154
Accrued expenses	7,395	7,103
Short-term borrowings	1,950	1,915
Current portion of long-term debt	—	70
Deferred income	3,216	1,956
Total current liabilities	25,864	21,198
Non-current liabilities:
Deferred taxes	2,402	2,555
Long-term debt	369	369
Other	75	176
Total non-current liabilities	2,846	3,100

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 21,304 and 20,573 shares	426	412
Stock purchase warrants (to purchase zero and 420 shares of common stock)	—	333
Additional paid-in capital	140,370	136,850
Accumulated deficit	(62,887)	(66,599)
Accumulated other comprehensive income	4,526	5,169
Total stockholders’ equity	82,435	76,165
	$111,145	$100,463

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